Exhibit 99.1

Chindex International, Inc. 美 中 互 利 公 司
NEWS RELEASE

FOR RELEASE November 3, 2008

Contact:   Integrated Corporate Relations
   Jeanne Dellicarri or Ashley M. Ammon
   (203) 682-8200

Chindex International, Inc. Announces Preliminary Second Quarter Results and Improved Revenue Outlook for Fiscal 2009

— Increases revenue outlook for the second half of fiscal 2009—
—Announces preliminary revenue and EPS for the second quarter of FY09—
—Second quarter results to be released on November 10, 2008—

Bethesda, Maryland –November 3, 2008 - Chindex International, Inc. (NASDAQ: CHDX), a leading independent American provider of western healthcare products and services in the People's Republic of China, today increased its revenue outlook for the second half of the fiscal year 2009 and announced preliminary financial results for the second quarter of fiscal 2009.

“We are increasingly confident in our revenue outlook for the second half of the fiscal year.  In our medical products division, we have begun to execute the $23.0 million in loan program contracts awarded thus far under German KfW and U.S. Exim programs, and we expect to recognize this revenue in the second half of the year, and are experiencing continuing strong demand for sales of the daVinci robotic surgical systems. In our health care services division, we expect a return to revenue levels anticipated prior to the Olympics. These factors give us confidence that our medical products division will generate revenue of $50-$55 million in the second half of the year.  We further reaffirm our prior guidance regarding our health care services division in which we expect approximately thirty percent growth during the full year. This would result in total revenue of $160 – 170 million in fiscal 2009, a significant increase from the prior year’s revenue of $130 million,” stated Roberta Lipson, Chief Executive Officer of Chindex International, Inc.

Lipson continued, “With this in mind, we decided to release preliminary financial results for the fiscal second quarter today.  Preliminary second quarter revenue of $38.1 million reflects an improved performance by the medical products division, offset by the anticipated impact of the Olympics on patient volumes in the hospital division.  Preliminary net income of $862,000, or $0.05 per diluted share, for the quarter includes a 23% effective tax rate, $645,000 or $0.04 per share expense related to the development of the United Family Healthcare network and a noncash expense of $594,000, or $0.04 per share for the change in the fair value of certain derivatives associated with our investments, which was consistent with the dramatic drop in markets worldwide.”

The Company will provide an overview of these preliminary results during its appearance at 8:40 AM ET this morning at the Oppenheimer 19th Annual Healthcare Conference.  A webcast of this event will be available and can be accessed through the company’s website at http://ir.chindex.com/events.cfm.

Fiscal 2009 Second Quarter Conference Call
Chindex will release its fiscal 2009 second quarter financial results on Monday, November 10, 2008, before the market opens. Management will host a conference call at 8:00 am ET that day to discuss financial results.

To participate in the conference call, international callers dial 719-325-4797 and domestic callers dial 877-879-6174 approximately 10 minutes before the conference call is scheduled to begin.

The telephone replay will be available on the day of the call at (international) 719-457-0820 and (domestic) 888-203-1112 and continue to be available through November 26, 2008.

This call is also being webcast and will be accessible at Chindex's website http://ir.chindex.com/events.cfm.  The event will be archived and available for replay through February 10, 2009.

About Chindex International, Inc.

Chindex is an American healthcare company that provides healthcare services and supplies medical capital equipment, instrumentation and products to the Chinese marketplace, including Hong Kong. Healthcare services are provided through the operations of its United Family Hospitals and Clinics, a network of private primary care hospitals and affiliated ambulatory clinics in China. The Company's hospital network currently operates in the Beijing, Shanghai, Guangzhou and Wuxi. The Company sells medical products manufactured by various major multinational companies, including Siemens AG and Intuitive Surgical, for which the Company is the exclusive distribution partner for the sale and servicing of color ultrasound systems and surgical robotic systems respectively. It also arranges financing packages for the supply of medical products to hospitals in China utilizing the export loan and loan guarantee programs of both the U.S. Export-Import Bank and the German KfW Development Bank. With twenty-seven years of experience, approximately 1,200 employees, and operations in China, Hong Kong, the United States and Germany, the Company's strategy is to expand its cross-cultural reach by providing leading edge healthcare technologies, quality products and services to Greater China's professional communities. Further company information may be found at the Company's websites, http://www.chindex.com and http://www.unitedfamilyhospitals.com.

Safe Harbor Statement

Statements made in this press release relating to plans, strategies, objectives, economic performance and trends and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, the factors set forth under the heading “Risk Factors” in our annual report on Form 10-K for the year ended March 31, 2008, updates and additions to those “Risk Factors” in our interim reports on Form 10-Q, Forms 8-K and in other documents filed by us with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “forecasts”, “potential”, or “continue” or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We have no obligation to update these forward-looking statements.